FY 2017 Q3 Earnings Release Conference Call Transcript
March 21, 2017

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE, Inc.'s fiscal 2017 third quarter conference call. For those who need to reference today's press release, you'll find it at investors.nikeinc.com.

Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer. Before I turn the call over to Mr. Sharan, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including our annual report filed on Form 10-K. Some forward-looking statements concern future orders that are not necessarily indicative of future changes in total revenues for subsequent periods due to mix of Futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns, which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations, including equipment, Converse, Hurley and NIKE Golf, are not included in these Futures numbers. Following the conference call, the Futures Order schedule will be posted to the financial schedules on the NIKE Investor Relations website.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales and constant dollar revenue. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Similarly, references to constant dollar revenue are intended to provide context as to the performance of the business, eliminating foreign exchange fluctuations. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. To the extent nonpublic financial and statistical information is discussed, presentations of comparable GAAP measures and quantitative reconciliations will be available at NIKE's website, investors.nikeinc.com.

Now I would like to turn like to turn the call over to Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Nitesh Sharan, Vice President, Investor Relations and Treasurer:
Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2017 third quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago or at our website, investors.nikeinc.com.
Joining us on today's call will be NIKE, Inc. Chairman, President and CEO Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-que and we will do our best to come back you, Thanks for your cooperation on this.
I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.

Mark Parker, Chairman, Chief Executive Officer, President and Member of Executive Committee, NIKE, Inc.:

Thanks, Nitesh, and good afternoon, everyone. We had a solid third quarter, delivering revenue growth of 5% for NIKE, Inc. to $8.4 billion. On a currency-neutral basis, NIKE, Inc. revenue grew 7%. Gross margin declined 140 basis points to 44.5%, earnings per share increased 24% to $0.68 and we delivered ROIC of 33%. Q3 saw NIKE sustain our positive momentum. Let's start with highlights from an amazing quarter for our athletes.

Serena won her 23rd Grand Slam; Roger took the Australian Open against Rafa to extend their great rivalry; and both NIKE and Jordan continued to dominate Basketball's biggest moments at the NBA All-Star Game with 20 of the 25 players on the roster and in March Madness, with 12 of the teams advancing to the Sweet 16. This quarter, we also raised the voice of our athletes with the Equality campaign, joining yet again that when NIKE stands up for our beliefs, our message spreads far and can be a catalyst for true positive change.

With widespread energy behind the athletic industry right now, NIKE is aggressively competing in every market, and we're creating our own opportunities using our combined power and scale.

Last quarter, I talked about our relationships with consumers and how we're getting sharper and moving faster to serve them. That sense of purpose has only accelerated over the last 90-days. The consumer has decided digital isn't just part of the shopping experience, digital is the foundation of it. This and other factors have shifted consumer patterns, especially in North America, impacting traffic, the economics of brick-and-mortar retail and is driving a more promotional environment in the near-term. While we are mindful of these near-term dynamics, we remain focused on the long-term. The current backdrop represents a tremendous opportunity for NIKE because the brands that win are going to be the ones that have an out-in-front with digital and leading with service. While we don't expect this transition to be simple, we are clear about what it will take to get there. We're aligning all of our firepower against the consumer experience.

To exceed consumer's rising expectations, we're driving fundamental change in 3 core areas of our business: through the innovation that inspires them, the supply chain that delivers it quickly and in the marketplace where we connect personally with consumers. And while we continue to see great success against all 3 areas, we've committed to doubling our impact in each of them. We call it our Triple Double. So what do I mean by that? In product, we're doubling our cadence and scale of innovation through performance and sports style. Throughout our supply chain, we're doubling our speed from product insight to delivery to the consumer. And in the marketplace, we're doubling our direct connections with consumers through digital, membership and personalization. To win now and create the future, we're obsessing these 3 areas: 2x Innovation; 2x Speed; and 2x Direct. I'll give you some detail on each.

Let's start by going deeper on 2x Innovation, where we're shifting to an even faster innovation cycle and scaling more effectively. Our consumers will feel the impact of this immediately. For example, in just a few days, we're launching our highest performance and most visually striking Air Max cushioning system ever. We'll continue to push the edges of style with Air VaporMax and quickly scale it in some new models. And to kick off the Sub 2 hour marathon Breaking2 project, we've developed a disruptive design with the NIKE ZoomX midsole. The ZoomX provides runners with an incredibly comfortable ride and energy return like we've never seen before. With Running footwear, we're always looking to improve efficiency. That's why we're so excited about the new NIKE Zoom Vaporfly 4%. As a former marathoner, I know that even a 1% gain would be an impressive accomplishment. But over our previous best shoe, this delivers an astronomical 4% gain in efficiency. It's no surprise that feedback from our elite athletes has been off the charts. We can't wait for more runners to give it a try when we release the NIKE Zoom Vaporfly 4% in early June.

Later this summer, we'll unveil a third platform, a next-generation cushioning system designed in radical new forms that allows runners and basketball players to increase their performance and stay fresher longer. Using a new material, this will be the first widely available NIKE platform that merges our new algorithm-based approach to designing with data. Combine this new system with VaporMax and ZoomX, and that's 3 new cushioning platforms coming to market in the months ahead. As our consumers will soon see, this is truly a cushioning revolution from NIKE.

In apparel, NIKE and the NBA will bring fans closer to courtside next fall. We're delivering innovation that extends way beyond the court, covering every stage of the player's journey. That's a huge untapped commercial opportunity, and our strategy will be to blend sport with everyday lifestyle for both the athlete and the fan. All of this innovation gives NIKE a critical edge in the near-term, but we know a loaded innovation pipeline is what ignites our next phase of growth over the long-term, and there's plenty ahead.

Looking toward the future, we're in the later stages of evolving and scaling personalized performance beyond the HyperAdapt 1.0 with more comprehensive fit systems, including continued advancements in our FLYEASE fit technology. A new level and look of Flyknit that's so strong it can withstand the forces of the NBA's most powerful players, and merging performance and style in another new cushioning platform that actually conforms and shapes to the foot for ultimate comfort. With all of these products to hit the market over the coming months, it's clear NIKE is driving a faster innovation cycle and bringing it to more people than ever before.

Our second area of focus is to create a more agile and opportunistic organization, or 2x Speed, inside and out. To continue to stay one step ahead of the consumer, we will cut our average product creation cycle in half. One way we're doing that now is through our Express Lane, where our global products teams and our product engines make real-time adjustments to DTC and wholesale product lines with local teams in North America, Western Europe and China. We're moving faster than ever before, getting products to market in weeks, not months. Through the Express Lane, we're fueling consumer demand through new, localized styles. We're supercharging our most successful franchises. For example, we built more flexibility and speed into the delivery of some of our top sellers like the Air Pegasus, the Air Force 1, and we're looking ahead to include the Air VaporMax as examples.

Another key to moving our teams closer to market is the work we're doing within our Manufacturing Revolution. With partners like FLEX, we're expanding into more styles with advanced automation in the build and adhesion processes, localizing sourcing for quicker material lead time and reducing waste through advanced knitting and higher-precision cutting technologies. We're seeing a positive impact to gross margins in the tens of millions, and we expect that to continue to accelerate.

These are not separate initiatives. We're lining out the pipes of our Manufacturing Revolution with real-time consumer insights, seamless inventory and a hyper local marketplace approach, all of which is connecting the dots in the name of speed for the consumer.

To make room for this speed, we're driving focus through our Edit-To-Amplify approach. This is an area where we have not been as sharp as we need to be, but currently 75% of our styles generate 99% of sales. By editing out 25% and amplifying the productivity of both new innovations and the products consumers already love, we're driving more growth and choice from fewer styles, and we're already seeing positive near-term returns from our work here. Edit-to-Amplify is a mindset that reaches well beyond product. It's about prioritizing every step along the way, from the category to geos to cities to accounts, all the way down to the door level.

Our final area of focus is 2x Direct. This strategy doubles the business that is in direct service of the consumer, and we do this by leveraging digital and membership to bring the NIKE Brand closer to them, regardless of whether they're shopping in our own DTC or with wholesale partners. We want to extend NIKE's home-court advantage across all channels.

We're seeing the opportunity up close. Take NIKE Soho, for example, which some of you have visited. When a consumer walks through that door, they get one-to-one personal shopping service, invitations to join our running and training clubs with other members, the opportunity to trial our latest innovations and seamless access to product to get them what they want quickly. And what we found is that Nike+ members who use our personal shopping appointments generate more than three times the average transaction size.

We see the consumer shifts within digital commerce as well, with the larger share of our growth coming through our apps. It's further confirmation that the consumer responds to a simpler, faster and more personal connection. And right now, that level of service, that deeper experience with the NIKE Brand, is driving growth in our own DTC. Moving forward, we will expand that opportunity by rolling out these successes with our own wholesale partners around the world.

The more directly NIKE engages with the consumer, the greater the return. We've seen it with our strategic partners in key accounts such as Foot Locker, DICK'S, JD, Intersport and Tmall, where we've grown our businesses together despite the uneven environment. And for those partners who align with our more direct approach to the consumer, we have an opportunity to leverage the Express Lane even more. And we know there's still more work to be done here, more personal, more mobile, more distinctive. These are the dimensions that will drive growth, and I'm convinced now is the time to rewrite the playbook of retail.

When I look out to the next year, we have a lot to be excited about. Now it's more important than ever for NIKE to stay true to our own values and leverage our competitive advantages. There will always be room to improve, but I'm proud of the way we're managing our business today, and I'm bullish on our opportunity to extend our leadership position for tomorrow. Our Triple Double strategy is setting the stage for this next phase of growth at NIKE to win now and to create the future.

Thanks, and now here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark. Hello, everyone. In Q3, the NIKE Brand delivered another solid quarter of growth. As always, my remarks are on a constant-currency basis.

NIKE Brand revenue grew 7% led by continued double-digit growth in Western Europe, Greater China and our Emerging Markets geographies. NIKE Brand DTC revenue increased 13%, driven by 18% growth in digital commerce, new store expansion and 6% comp store growth.

Today, NIKE is in a familiar place: on the offense. Mark said we are doubling our direct connections with consumers, an approach that will be seen at retail as we ramp up how we serve our consumers through digital commerce and membership. And as always, we work to create brand energy across performance and lifestyle, connecting consumer to the products they want and love. And we bring it all to life through our geographies, a global portfolio that provides NIKE unrivaled agility and scale.

Now let's get into a bit more detail on these 3 areas. Our deep relationships with consumers drives us. We built the NIKE Brand by serving consumers. It is our central promise. And as we grow in scale and reach, we continue to serve our athletes personally. Mark spoke about the power of personalized service and seamless commerce in North America, particularly in our Soho and Miami stores. Let me just add that we're seeing the same success around the world as well. In January, we opened a NIKE and Jordan store in Beijing, our largest basketball-focused store in China. There, a Nike+ Basketball trial experience and T-shirt customization offers seamless links between NIKE's physical and digital platforms.

As we roll out more experiences like these, consumers see that retail is more than a series of transactions. We believe, it should be personal and full of energy. For us, personal service is the new premium. To that point, our Nike+ and SNKRS apps are successfully serving consumers more individually. Despite only being offered in North America, they are driving more growth, better consumer engagement and higher conversion rates. With our investments in cloud technology, we are accelerating the global expansion of our apps to become even faster and more nimble in serving the consumer's changing needs. All of these experiences offer powerful examples of the services that will enable us to double our direct connection to consumers, both in our owned and partnered retail.

At the same time, we are relentless in our goal to design products that deliver both innovation and style. Running and Basketball, 2 of our most important categories, sit at this intersection. In Q3, Running saw continued success, especially in our international market as the Air Zoom Pegasus showed strong sell-through. Also, as we celebrate this -- the month leading up to the Air Max Day, we've unveiled several styles that are drawing strong consumer demand, including the first Air Max 90 Flyknit, the Air Max 1 OG in its first -- in its 30th year anniversary and the Air Max Jewell, a sophisticated new silhouette designed for women. And of course, the launch of the Air VaporMax this weekend will be a significant moment for the NIKE Brand. We debuted a laceless version of this performance shoe in Paris, and drove energy throughout the fashion world. After all, the quest for perfect performance influences style and vice versa. And the shoe, simply constructed of 2 of our greatest inventions, Air and Flyknit, fulfills our dream of walking on nothing but air. We will continue to build consumer excitement for the Air VaporMax by bringing new creative versions and global scale to serve this incredible energy we are seeing. We have high expectations for the Air VaporMax, and I'm very excited about the launch.

In Basketball, we're seeing great energy from the game to our athletes to our products. Let's start with this: the Kyrie 3, launched in December, is now the top-selling performance basketball shoe in the marketplace; the LeBron 14 is showing very strong early results and, at the same time, the LeBron Soldier 10 remains one of the hottest styles in the category. Also in Q3, the launch of the Paul George 1 saw very strong consumer response. And we continue to drive the demand for Basketball with iconic and popular products like the Air Force 1. Modern looks on this beloved silhouette also sold very well in Q3. That includes the Special Field Air Force 1 and the high energy collaborations with creative brands Vlone and Acronym, proving yet again NIKE's ability to adapt our most popular styles to serve new audiences.

So NIKE Basketball, fueled by the KD9, the LeBron Soldier 10 and the Kyrie 3, is seeing double-digit market share gains in the $100 to $150 price zone and, with the energy around PG 1, we expect this will only accelerate. And the future remains bright with a new era of retros, kicking off with the first-ever rerelease of LeBron Air Zoom generation. We believe, LeBron, like Kobe and Michael before him, will translate his singular greatness to a long line of products and, with the successful launch of his first retro, consumers clearly agree.

Speaking of Michael, the Jordan Brand continues to lead in elevating performance and sports style together. We see Jordan's energy on the court in MVP type seasons from Russell Westbrook and Kawhi Leonard, and we're seeing it off the court with several strong sellers in Q3, including the Jordan OVO and our Black History Month collections. The top performer, however, was the Space Jam 11. And when I say top performer, I don't just mean in Q3. The Space Jam 11 was the largest and most successful shoe launch in the history of NIKE. This speaks not only to the obvious demand for our products but also our ability to connect greater numbers of consumers worldwide to the products they covet.

At the same time, the Jordan Brand continues its expansion beyond Basketball, this time with the University of North Carolina's football team and, increasingly, into the women's business with the NikeCourt Flare AJ1. While we're talking about product, I'd be remiss if I didn't highlight the success we're seeing in apparel, whether that's our Zonal Strength Tights, our popular Plus-Size line or Tech Fleece, which continues to sell very well, particularly the advanced fleece line. Throughout our categories, we are competing on all fronts, attacking opportunities with the cumulative advantages that NIKE has built.

Finally, our global diversification provides unrivaled agility and scale to sustain growth over the long-term. From North America to Western Europe to Greater China, we are running a powerful global offense, where we continue to develop deep relationships and bring excitement to consumers all over the world.

In North America, our brand continues to be incredibly strong. We see it when our most coveted product sellout rapidly on the SNKRS app; when members show up, rain or shine, at our NIKE Run Clubs; or when we see consumers enjoying premium executions in our stores and in partner doors like Foot Locker's House of Hoops, the Fly Zone and the Fieldhouse at DICK'S Sporting Goods; and we continue to tap into powerful sport and cultural moments. In Q3, just a few days apart, we delivered at New York Fashion Week and at the NBA All-Star Weekend. NIKE and Jordan celebrated Fashion Week with special product drops and targeted retail executions and then folded up with special player additions of our deep roster of All Stars. Our ability to leverage both these events speak to the distinction of our brand.

Now while we're seeing consumer traffic patterns shift by digital disruption, retail consolidation and, increasingly, promotional environments, this geography continues to move in the right direction. In Q3, revenue was up 3%, gross margins expanded and inventory declined 8%. And we continue to see that the right product, the right experience and the right brand strategy generates tremendous consumer demand.

That said, while we remain focused on strengthening our leadership position, we know we have more work to do to supercharge performance products in North America, particularly in Running. When we see new market or competitive dynamics within a category, we move quickly to identify the consumer opportunities, and we focus our resources against them. We have proven that this is the right strategy time and again. For example, last year, we were losing share in Basketball in North America, and now we're taking it back. We're on the offense, and we anticipate accelerating growth in performance, in large part fueled by the Air VaporMax's energy and the upcoming Cushioning Revolution that Mark mentioned.

Around the rest of the world, our branded business are seeing great momentum. In Western Europe and Greater China, a continued shift to a more active lifestyle is fueling growth. Specifically in Q3, Western Europe had its 14th consecutive quarter of double-digit growth, and Greater China saw its 11th straight quarter of double-digit growth. In Western Europe, we saw growth across nearly all categories, across all territories and across DTC and wholesale, led by digital. We also reclaimed Western Europe's #1 position in Football footwear, as NIKE's players dominate the top leagues, scoring more goals than any other brand this season. The market continues to grow at a healthy pace. In footwear, we saw growth in Running and Sportswear and, in apparel, we saw a broad-based growth, led by Sportswear and Global Football.

Now in China, the opportunity is massive. Just over the past 5 years, the number of marathons there has grown 500%, and China's government predicts a sports economy valued at $850 billion by 2025, by far the world's biggest. Our leading brand position in China gives us confidence we will continue to see real growth from this expanded market. Indeed, NIKE and China have a long history together, and we continue to connect with this growing sports culture.

In January, in addition to the Beijing store, the Jordan Brand opened 2 new Jordan-only stores in Chengdu and Taipei, celebrating the brand's 20th anniversary in China. And partners like Topsports and Pou Sheng are helping drive strong sales by scaling elevated experiences across key cities.

In Q3, we also partnered with tennis star, Li Na, to introduce a signature line with Women's Training and Sportswear styles, our first exclusive line for a female Chinese athlete. And additionally, we are looking forward to China hosting the FIBA World Cup of Basketball in 2019. And with our recently announced partnership with FIBA, we can't wait to work together to grow the sport of basketball internationally.

In the end, the NIKE Brand is built to win. We connect consumers with the product and experiences they want across performance and lifestyle, we strategically balance across a diverse global marketplace, and we lead the pack with groundbreaking retail executions, both in premium brick-and-mortar and pioneering digital commerce. As always, we are on the offense, and it's these core strategies that will fuel and extend our leadership position over the long-term.

Thanks, and here's Andy.

Andy Campion, Executive Vice President & Chief Financial Officer:
Thanks, Mark and Trevor, and hello to everyone on the call. We are pleased with the results that we delivered in Q3 and, at the same time, we are not satisfied.

We are pleased because we continue to strengthen the fundamental drivers of NIKE's long-term revenue growth and earnings potential. Our financial strategy has 3 pillars: delivering strong revenue growth, expanding profitability and generating high returns on invested capital.

In Q3, we delivered revenue growth in line with the guidance that we communicated 90-days ago. We drove strong double-digit currency-neutral growth in aggregate across our international markets, which now represent more than half of our global portfolio, and we repositioned NIKE for sustainable, profitable growth in North America long-term. We also expanded profitability, well in excess of our guidance, with EPS growing 24%. Finally, we delivered return on invested capital of over 33%, at the high end of our targeted range, by continuing to edit within our core spending to amplify more focused, strategic investment in areas such as product innovation, digital commerce and membership, while also more tightly managing inventory. Over the past several years, NIKE has become even more fit for growth. On a currency-neutral basis, we have built a more efficient and profitable business model. We have sustained momentum in the drivers of full price gross margin expansion, we have systematically reduced SG&A as a percent of revenue and we have significantly expanded our currency-neutral EBIT return on sales. But we are not satisfied. We are clear-eyed with respect to the challenges we have faced and opportunities we have not fully capitalized upon in the short-term. We have and we will continue to attack those opportunities with urgency. We are also obsessing over the Triple Double that Mark referenced: doubling the cadence and impact of innovation, doubling our speed to market and doubling NIKE's direct connection to consumers in the marketplace. That is the formula we are employing to fuel NIKE's next horizon of accelerating growth.

As for innovation, we've more than doubled our investment in innovation of late. And you will now see us double the flow and impact of innovation we bring to market, immediately beginning in Q4.

We also see tremendous growth potential in doubling our direct connection to consumers. NIKE's Direct-to-Consumer business continues to grow much faster than the broader market. And NIKE-branded concepts, operated with our strategic partners, continues to grow faster than undifferentiated, multi-brand stores. In short, NIKE always wins when we create a home field advantage that brings together a curated assortment of our products, a NIKE-branded environment and direct personal service of our consumers.

To be clear, this opportunity is not simply about branded space. It goes well beyond. We see the opportunity to leverage NIKE digital membership to elevate personal service broadly across the marketplace. And today, NIKE digital members already spend nearly two times what other NIKE consumer spend per transaction.

Identifying and then aggressively seizing upon these compelling growth opportunities is what we mean when we say NIKE is on the offense always. But before I speak to our go-forward outlook in more detail, let's take a few moments to reflect on the results that we delivered in Q3.

In Q3, NIKE, Inc. revenue increased 5%. On a currency-neutral basis, revenue grew 7% led by continued double-digit growth in Greater China, Western Europe and the Emerging Markets. Third quarter diluted EPS of $0.68 increased 24% versus the prior year, driven by revenue growth, SG&A leverage, higher other income, a lower tax rate and a lower average share count. Gross margin contracted 140 basis points in the quarter. Full priced average selling prices continued to expand. However, margin contracted overall due to higher product cost, FX headwinds and off-price sales.

Demand creation decreased 7% to $750 million for the quarter as our fiscal year spending was frontloaded due to significant investments around the Olympics and European Football Championships. Operating overhead decreased 1% as our continued strategic investments are being funded by productivity gains within our core operational spending. The effective tax rate for Q3 was 13.8% compared to 16.3% for the same period last year, primarily due to a reduction in tax reserves and an increase in the mix of earnings from operations outside of the U.S., which are generally subject to a lower tax rate.

As of February 28, inventories were up 7%, driven by a higher average cost due primarily to product mix and to support growth of our DTC businesses. Wholesale inventory units were down 3%.

Next, let's turn to a few of our key operating segments. North America revenue grew 3% on both a reported and constant currency basis as we continue to see balanced growth across both footwear and apparel, highlighted by another quarter of strong growth in NIKE Sportswear and the Jordan Brand. EBIT growth of 9% outpaced revenue growth as gross margin expansion and SG&A leverage delivered increased profitability. As Trevor detailed, we continue to make great progress in North America, rebalancing supply and demand, reigniting momentum in our Basketball business and sustaining momentum in Sportswear. That said, the North America retail landscape is not in a steady state. Digital disruption and other dynamics are resulting in more aggressive promotional activity than we expected 90-days ago. So we're going to remain tight with respect to the supply that we're putting into the North America market in the short-term while aggressively driving the initiatives that will reshape and grow the market and extend NIKE's leadership long-term.

Now turning to our international markets, where we continue to have very strong momentum. First, in Western Europe, revenue increased 10% on a currency-neutral basis as we delivered another quarter of strong multidimensional growth, led by our Sportswear, Running and Global Football categories. On a reported basis, revenue increased 4% while EBIT declined 13%, reflecting the impact of transactional FX headwinds and higher product costs on gross margin, partially offset by SG&A leverage.

In our Emerging Markets, revenue grew 13% on a currency-neutral basis, led by our Sportswear and Running categories. We also saw double-digit growth across most territories. On a reported basis, revenue increased 8% while EBIT decreased 4% as results continue to be heavily impacted by FX.

Last, but certainly not least, Greater China delivered another quarter of extraordinary results, with currency-neutral revenue growing 15%. We continue to see strong momentum across the business with double-digit growth in wholesale and DTC, footwear and apparel and nearly all categories. China as a nation is accelerating towards sport both in terms of participation and passion. And urbanization continues at full speed. With over 350 million Chinese millennials, one of the largest and most important demographics in the world, we believe we've just scratched the surface of our growth potential in this important market.

On a reported basis, revenue grew 9% and EBIT expanded 6% due to strong revenue growth and SG&A leverage.

As evidenced in Q3, we extended our long-standing track record of managing all of the levers within our global portfolio to deliver strong results in the near-term even amidst volatility. As we look ahead, we will also continue investing and innovating to exceed consumer expectations and fuel long-term, sustainable, profitable, capital-efficient growth.

As for our specific guidance, in Q4, we expect reported revenue to grow in the mid-single-digit range, slightly below our Q3 reported rate of growth. On a currency-neutral basis, we expect growth in the high single-digit range. We continue to see very strong growth in our international geographies, ranging from Greater China to Europe to Emerging Markets. In North America, we have made great progress over the course of this fiscal year solidifying the fundamental drivers of growth. We are by far the leading and largest brand in North America with a $15 billion growing portfolio. Based upon the breadth and depth of our portfolio, we anticipate that the currently dynamic overall retail marketplace will create both puts and takes in the short-term. So we are being appropriately measured with respect to our Q4 financial targets for North America. We will keep supply tight, maintaining the strong foundation we have created while we bring new innovation to market and accelerate more direct consumer connections.

Shifting to gross margin, 90-days ago, we anticipated less Q4 gross margin contraction versus prior year than we have seen year-to-date. While we were anticipating greater FX headwinds in Q4, we were also expecting to partially offset that with significant expansion in our operational or currency-neutral gross margin versus prior year. Today, we expect the same FX impact that we anticipated 90-days ago. However, based upon the currently more promotional environment in the overall North America marketplace, we do not believe it is prudent to target as much short-term expansion in our overall operational gross margin. Instead, we are going to maintain the financial flexibility to ensure that we continue to optimize sell-through. Accordingly, we are now targeting 150 to 175 basis points of gross margin contraction in Q4 versus prior year, with the year-over-year variance largely driven by FX.

As for Q4 SG&A, we expect it to be roughly flat versus the prior year as we continue to systematically drive productivity gains through our Edit-to-Amplify initiative. Other income, net of interest expense, is expected to be approximately $15 million in Q4, and we expect our Q4 effective tax rate to be approximately 22%.

Note that NIKE Brand Futures Orders are down 4% on a reported basis versus prior year and down 1% on a currency-neutral basis. As previously discussed, Futures are an important part of our operating model, but Futures growth is no longer a reliable proxy for revenue growth based upon several factors we've previously articulated. Illustrating this point, you will see that China Futures are growing low single digits based on changes we have made to our monthly shipment flow globally. However, we continue to project strong double-digit revenue growth in China.

We are in the early stages of our planning for fiscal year 2018, and we'll provide financial guidance on our next earnings call. Today, I'll share some preliminary thoughts. We're employing a balanced three-pronged approach to our planning for fiscal year '18: first, we will remain appropriately measured; second, we will be sharply focused, attacking the most compelling growth opportunities in the marketplace with speed and agility; and third, we will be on the offense, executing the Triple Double that will fuel NIKE's next horizon of accelerating long-term growth.

Financially, we are targeting continued revenue growth across all geographies in fiscal year '18, led by strong growth internationally. We also project significant operating leverage and expanding profitability which, on a currency-neutral basis, would result in earnings growth consistent with our long-term financial model.

That said, at our Investor Day in October fiscal year '16, we communicated that we expected FX to be a significant headwind through fiscal year '18 as our long-dated hedge portfolio matures and rolls forward. And since that time, the U.S. dollar has further strengthened against most international currencies. At current rates, we project that we will have absorbed $1.6 billion to $2 billion of cumulative FX downside over fiscal year '16, fiscal year '17 and fiscal year '18, with the most significant annual impact being in fiscal year '18. We look forward to putting these extreme FX headwinds behind us as we exit fiscal year '18. In the meantime, we will continue to deliver strong revenue growth and make NIKE a more efficient and profitable enterprise on a currency-neutral basis.

In closing, we will continue to manage all of the operating levers within our portfolio to deliver strong performance in the short-term. At the same time, we will remain relentlessly on the offense, investing, innovating and, in some cases, revolutionizing the industry to exceed consumer expectations, fuel long-term growth and create value for shareholders.

With that, we'll now open it up for questions.

QUESTION AND ANSWER SECTION

[Operator Instructions]

Operator

Your first question is from Bob Drbul from Guggenheim.

<Q - Bob Drbul >: I guess if you could spend a few minutes on Basketball in terms of what you've delivered this quarter and the expectation going forward as a driver. And then just if you could spend a little bit more time elaborating on China in terms of the Futures versus the revenue outlook and what exactly changed with some of the shipment timing that you talked about.

<A - Trevor Edwards>: Okay. Bob, I'll take the first one. So on Basketball, we continue to see the Basketball business strengthen, and there's no doubt that we're obviously the leader of Basketball. And there's incredible energy with our athletes, we see a really strong pipeline of products and we have the ability to continue to grow the game around the world. When we think of Basketball, we always think about it as a portfolio. NIKE Basketball, NIKE Sportswear and the Jordan Brand. What we're seeing is great momentum really across all those dimensions. First, on the Sportswear side, just to give you one dimension, the Air Force 1 franchise is doing exceptionally well in the marketplace. And we're seeing new styles like the Special Field Air Force 1 really become an icon and continue to grow. The Air Jordan Space Jam 11, which I mentioned earlier, broke launch records. Then you have the Kyrie 3 which is now the top-selling performance Basketball shoe in the marketplace. When you speak about performance, then you go specifically into the KD9, the LeBron Soldier 10, the Kyrie 3 are all driving double-digit market share gains in the $100 and $150 price zone. And then we've added the Paul George and then the LeBron 14. So all in all, we have really brought a really strong focus around Basketball. We are clearly focused. We are on the offense. We're incredibly excited about the products that we have coming in addition to the NBA partnership that we have on the horizon. So all in all, Basketball really is just starting to go from strength to strength.

<A - Andrew Campion>: And Bob, I'll take the China question. The short answer is the China Futures in the low single-digit range reflects purely timing impacts. We -- as we continue to optimize our management of supply and demand and inventory, one of the opportunities we've identified is with respect to the flow across the 3 months that comprise a season, and so we've made some changes that help us better identify opportunities and capitalize on being in stock in the marketplace. It also has a benefit to us from an inventory management and capital management perspective. We see continued strong double-digit growth in China, in no way does the -- do the Futures reflect any change in our very bullish view with respect to the tremendous performance that we've had and we continue to expect in China.

Operator

The next question is from Kate McShane from Citi.

<Q - Kate McShane >: My question -- my first question was on the cushioning platforms. I know we typically see these innovations around the Olympics. I was curious about why they're coming out now, instead, and how quickly do you expect to scale these?

<A - Mark Parker >: Yes. Well, these cushioning systems, all 3 of them -- and in fact, there's 4, if you listened carefully, there's a fourth comfort cushioning system in the works. But these have been in development for the past 2 or 3, in some cases, 4 or 5 years. This is part of our double the investment in R&D, and we're really seeing that investment paying off. One of the most important outputs of performance innovation for NIKE is in the area of cushioning. So we see -- some of this work actually led up to Rio. The top 3 finishers in the marathon were all wearing the ZoomX technology and also in the Olympics trial leading up to the Olympics. So you've seen bits and pieces of some of this but not out in the market scale. So we're basically ready to launch the product, excited about every one of the cushioning systems. They not only create a new level of performance, incredible breakthroughs in the case of the ZoomX, but they also create a whole new esthetic, which is translatable not only into performance product but also to the street. So the leveragability and the scalability of these technologies is tremendous. The challenge we have, frankly, is to make sure that we're -- the focus is on these and we scale these in a way that we can really tell the stories independently. But together, they form what is truly, and I mentioned it, a cushioning revolution for NIKE and the industry. As a product geek, I am incredibly excited about what's coming in the next 6 months.

<Q - Kate McShane >: Okay, great. And then if I could follow up with your commentary on the North American dynamic, are we really talking about what's happening in the department store channel? I'm just curious what negative trends continue to persist here when we're starting to approach the lapping of some of the bankruptcies and just what's driving the level of promotion that you're seeing.

<A - Mark Parker >: Yes. Well, let me just start at a little broader level. The retail landscape is -- particularly, in the U.S. is not in a steady state, I think that's obvious, undergoing some significant shifts. And those shifts really create some big opportunities and some challenges at the same time. I think the important thing to point out is that these changes are really being driven by the consumer. And consumer demand, at the same time, remains quite strong. But we know that consumer expectations are quite high in terms of product, the type of product they want, the innovation, the style. They want the product fast, they want it easy, they want personal service. So these are all things that are driving some of these shifts in the marketplace. And that's why we're focused on doubling the output or the cadence of innovation or speed to market so we can be that much more responsive to consumer needs and deliver innovation more quickly and then doubling our direct connection to consumers in the marketplace, using or leveraging the power of digital. So again, it's a market that's undergoing a lot of shift and change. But again, I wouldn't trade our position with anybody. I think we're in a strong position to leverage our strength as a brand, as a company, and we expect to do that.

Operator

Your next question is from Omar Saad from Evercore ISI.

<Q - Omar Saad>: I wanted to first ask about the Triple Double initiative, especially the speed and pace to market innovation frequency. Maybe help put some context and help us understand the impetus behind this. From an external perspective, it seems that a lot of people in the market just -- kind of sneaker market shifted in the last couple years, maybe a little bit away from some of the performance, styles and looks and products that have been in the market and maybe look more towards that street fashion element. Do these initiatives help you kind of directly address that? And what's the time frame, I think, for getting the inventory balance right along kind of what the market's looking for as you implement some of these initiatives? Or is that not the right way to think about it?

<A - Mark Parker >: Well, yes. It's -- the reason we're putting so much emphasis on this Triple Double strategy is it's going to get us closer to the consumer and put us in a better position to serve the consumer with the innovation that we're creating, do a better job of editing that product selection and really calling out the key stories. The good news, on a macro level, is that the consumer appetite for active and sport-based products is, I think, at an all-time high around the world. It's just sort of part of the fabric of everyday active lifestyle, and so the demand for the product is definitely there. People want more, they want product that obviously performs at a high level but also looks incredibly. It's not an either/or, it's an and proposition. And they want that product fast and they want it easy, easy access to the product. So our whole initiative is about getting that direct connection strengthened to the consumer and making sure we're in the best position to keep that cadence of innovation moving out to the market as quickly as we can. It also puts us in a position to be more responsive. When we see product that's hot, we can turn that product around a lot quicker and get it to the retailers and to our own -- through our own DTC to the consumer a lot quicker. So overall, it's just making us more competitive and more responsive to where the consumers are at. The Express Lane, let me just touch on that because you asked about speed specifically, there's really 3 different components of the Express Lane. Fulfill is one, and that means getting product more quickly, restocking product more quickly based on what consumers want. And that's real time, and that's through sell-through based insight. Another dimension is what we call update, and that means editing materials or colors on popular or existing styles for models based on consumer feedback or insights that we gather. And then the third dimension of it is create, and this is basically creating new products from scratch and bringing them to market with much greater speed. Again, that's in half the time that we've done it traditionally. So that whole end-to-end process is basically being cut in half today from 6 months down to roughly 3 months or less. And I think that's -- again, it's going to put us in a much more competitive position.

<A - Trevor Edwards>: Omar, I'll just add a couple other things. I will just say that what we see from the marketplace is consumers want both great performance and they want style, and they want those 2 things together. And I think a great example of that is the product that that we're actually just launching which is the Air VaporMax, which you'll see that there are actually different variations to that product. One, which is a very clear, high-performance product, the running shoe; and we've also got a lace-less version, which actually appeals for more of a style perspective. But the shoe, in and of itself, is both great performance and it's also superiorly stylish. And so that's, we believe, is what the consumer wants. So when we bring new platforms, you will see us bring more variations that gives the consumers more choice on the things that they actually love all the time.

<Q - Omar Saad>: I appreciate those answers. I also wanted to ask questions about SG&A, if that's okay. It's been down kind of in dollar terms the last couple of quarters. You guys have obviously had a track record of really overinvesting to fuel long-term growth. Should we be thinking about the SG&A line differently? Is there something about this era that we're in where maybe it doesn't require the same spend levels? Or is that really just lapping kind of the year-over-year Olympics and other activities?

<A - Andrew Campion>: That's a great question, Omar. To be clear, our top priority is investing to fuel long-term growth. So that's where the dialogue with respect to SG&A or capital expenditure starts at NIKE. What we've identified is, over time, our growth has allowed us to invest appropriately and, in some cases, in a very ample, maybe even a little more than we necessarily needed to. And I would think about it this way: we have existing and new, truly differentiating capabilities or competitive advantages at NIKE. Those include things like product innovation, design, digital, brand marketing, including sports marketing, in our supply chain, especially the elements of the supply chain that Mark spoke to, the ones that we're looking to get greater speed out of in service to the consumer. That's where our focus is on investment. The other functions that we have within the company are certainly important, but they're not differentiating capabilities for NIKE. And we look at those other functions as functions where we can optimize our spending, not just for purposes of saving expense but it actually makes us more streamlined and nimble as an organization. So in some cases, our editing is aligned with shifting business priorities or with existing business priorities. And in other cases, our editing is really a form of zero basing in areas where we believe we have the opportunity. And that's what I would call from the financial perspective, my version of Mark's Edit-to-Amplify initiative from a product and business perspective. And we believe that we continue to have opportunity in this regard. Again, if you exclude FX, we've made ourselves much more efficient and profitable over the last couple of years, and we still see opportunity ahead in that regard.

Operator
Your next question is from Lindsay Drucker-Mann from Goldman Sachs.

<Q - Lindsay Drucker-Mann>: I wanted to ask on North America, maybe a follow-up to McShane's question. I think a couple of quarters ago, you had talked about the need to destock and clean up the channel and that as we sort of moved through that, you had expected revenue in the U.S. to accelerate. I'm just curious if you're -- given the commentary on the U.S., and specifically on your fourth quarter, how you're thinking about the time line to U.S. sales acceleration?

<A - Andrew Campion>: Lindsay, its Andy. I'll start on that one. The first part of your question was about what we have been talking about over the last several quarters, and we've made great progress in that regard. You obviously saw revenue growth and margin expansion in the quarter, with inventories declining. That is pretty squarely in the zone of effective and efficient supply-and-demand management. So we have re-solidified our foundation in that regard. And as Trevor and I think Mark, to some extent, touched upon, we've also solidified the fundamental drivers of growth in North America. Trevor talked about all of the work we have done to reignite momentum in Basketball. We have continued momentum in Sportswear. So what we're referring to when we talk about being measured in the short-term in Q4 is the recognition and reality that it's a promotional marketplace, but particularly in North America is, in light of some of the digital disruption that's going on. I think Kate earlier referred to there are select channels that are more challenged than others. What we're most excited about is there are dimensions of the market that are tremendous opportunities. And so as we move into fiscal year '18, what we're really focused on is creating the springboard for accelerated growth in North America, again, through the Triple Double. And in the marketplace, obviously, one of those 3 doubles is doubling our direct connection to consumers through DTC and our wholesale strategic partners.

<Q - Lindsay Drucker-Mann>: Got it. So to the degree that the environment is disruptive, how do you think about your ability to achieve the long-term revenue growth algorithm in the -- in North America that you laid out in your Investor Day? Does the market dynamic make that harder to do?

<A - Andrew Campion>: Frankly, we are probably more bullish than ever on the long-term growth projection in North America. And why I say that is it's becoming even more crystal clear to us that the strategies we've been employing to elevate the experience, the personal service of consumers in the market, digital, we've been leading with NIKE.com but also membership, we're seeing much stronger growth in the dimensions of the market where NIKE is connecting with consumers. Of course, we connect with consumers in our Direct-to-Consumer business. We do it through concepts like House of Hoops with Foot Locker. And as we said, in each of those dimensions, and when you get down to purely digital membership, we're just seeing the growth outpace or the sales per transaction outpacing. So we see our way to incredibly strong growth in North America long-term. There will be puts and takes in the short-term. Clearly, with innovation and disruption comes both puts and takes. I think by analogy, you might look to Greater China. Greater China is a market [Audio Gap] extraordinary growth by really focusing on aligning product; a NIKE-branded environment, both owned and through partners; and digital to fuel sustained growth.

<A - Trevor Edwards>: Yes. And one other thing, too, I'd just say that the brand is extremely strong in North America and consumers' appetite for brand continues to really be almost unsatisfied. So what we continue to do is make sure that we line up the right products in the right environment and, as Andy spoke about, especially when we can do that more direct and we can connect to consumers more personally. We find that, that continues to really allow us to continue to expand the market and expand our position in the marketplace. So we do feel very confident about North America in the long-term, and we certainly feel the brand is very strong.

Operator
The last question is from Jim Duffy from Stifel.

<Q - Jim Duffy>: Andy, a follow-up question for you. Your FX commentary spoke to long-dated hedge funds, I believe you said the most significant impact in fiscal '18. Can you elaborate some on that please? Maybe help us -- probably share on how much of the $1.6 billion to $2 billion you referenced will have been absorbed by year-end fiscal '17?

<A - Andrew Campion>: Sure. So as you probably know, Jim, and for others, we can't eliminate the impact of foreign exchange. And as you know, over 2 years ago, we saw significant strengthening of the dollar pretty dramatically and quickly against a lot of international currencies, particularly the euro, and we have seen a lot of volatility over the last couple of years but, largely, dollar strengthening. Our hedging strategy is largely using longer-dated, so 12 to 24 months out forward hedging, to mitigate and delay that impact. So when I spoke to the $1.6 billion to $2 billion of impact over 2 years, on a rate basis, you see those moves happen in the foreign currency markets immediately, our hedging strategy essentially steps us down or, frankly, in the opposite, would step us up, but steps us down to that impact. The largest single annual impact will be in fiscal year '18. That said, it hasn't been insignificant in fiscal year '16 or '17. It is -- actually, the FX impact has been a double-digit negative headwind on EPS growth. So while we continue to deliver strong EPS growth, what we're actually most proud of is that, excluding foreign currency, that would be double digits higher in terms of our growth. So that hopefully gives you a little bit more dimension, but we're not providing a specific forecast as to the impact of FX on fiscal year '18 today.

<Q - Jim Duffy>: Fair enough. Considering the headwinds you are facing from FX, are there other areas in the P&L that you hope to use to mitigate that as you look out to fiscal '18?

<A - Andrew Campion>: Absolutely. And we have certainly done that over fiscal year '16 and '17. First and foremost is growth. We are obviously a growth company and obsessed with attacking compelling growth opportunities in the market. Long-term, obviously, is our focus but in the short-term as well. I'd say from a margin perspective, the underlying drivers of gross margin expansion are very strong, and we see those being very strong in fiscal year '18 versus fiscal year '17, again, on a currency-neutral basis. I mentioned that we continue to see opportunity to become even more fit for growth from an SG&A perspective through editing to amplify. And what I would say is most importantly for us in the short-term is how we're executing against our long-term strategy. And that's what we're going to be most focused on, as we finalize our plans for '18 and as we move through '18, is executing against that Triple Double that Mark referenced.

Nitesh Sharan>: Thank you, Jim. Okay, I think that's all the time we have for today. Thank you guys for joining us. We'll speak with you soon.

Operator
This concludes today's conference call. You may now disconnect.